SUBLICENSE AGREEMENT


         This Sublicense Agreement (the "Sublicense Agreement"), dated as of April 26, 2007 is made by and among First Trust Multi Cap Value AlphaDEX(TM) Fund and First Trust Advisors L.P. (each a "Sub-Licensee" and collectively, the "Sub-Licensees"), STANDARD & POOR'S, a division of The McGraw-Hill Companies, Inc., a New York corporation ("S&P"), and First Trust Portfolios L.P. ("FTP").

                          W I T N E S S E T H :

         WHEREAS, pursuant to the Standard & Poor's Custom Index License Agreement dated as of February 22, 2007, entered by and between S&P and FTP and to which this form of Sublicense Agreement is attached (the "License Agreement"), S&P has granted FTP a license to use certain indexes, copyright, trademark and proprietary rights and trade secrets of S&P (as further described in the License Agreement, (the "Custom Indices" and "Marks")) in connection with the issuance, sale, marketing and/or promotion of certain financial products including exchange-traded funds (as further defined in the License Agreement, the "Products");

         WHEREAS, Sub-Licensees wish to issue, sell, market and/or promote the Products as defined under the License Agreement and as such, desire to use and refer to the Custom Indices and Marks in connection with the registration statement and prospectus for the Products as well as other marketing or promotion of the Products; and

         WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  1. LICENSE. FTP hereby grants Sub-Licensees a non-exclusive and non-transferable sublicense to use Custom Indices and Marks in connection with the issuance, distribution, marketing and/or promotion of the Products, as included on Custom Index Order Schedule Number 1 (including all exhibits thereto).

                  2. Each Sub-Licensee acknowledges that it has received and read a copy of the License Agreement (excluding the Exhibit setting forth the license fees) and, except for the payment of Fees, agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on FTP (including, without limitation, the indemnification obligations insofar as such obligations arise out of or relate to the Products to be sold, issued, marketed and/or promoted by the Sub-Licensee).

                  3. Each Sub-Licensee agrees that its obligations under the License Agreement pursuant to Section 2 of this Sublicense Agreement are as principal and shall be unaffected by any defense or claim that FTP may have against S&P.

                  4. This Sublicense Agreement shall be construed in accordance with the laws of the State of New York.



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                  IN WITNESS WHEREOF, the parties hereto have executed
this Sublicense Agreement as of the date first set forth above.





FIRST TRUST PORTFOLIOS L.P.


__________________________________
By:_______________________________
Title:____________________________



STANDARD & POOR'S, a division of The McGraw-Hill Companies, Inc.


__________________________________
By:_______________________________
Title:____________________________


FIRST TRUST MULTI CAP VALUE ALPHADEX(TM) FUND


__________________________________
By:_______________________________
Title:____________________________



FIRST TRUST ADVISORS L.P.


__________________________________
By:_______________________________
Title:____________________________


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